[LETTERHEAD OF TURNER & ROULSTONE]

2 July 2007

Ref: AC/jsj/0294-0005

Direct Dial: 345-814-0706

Email: ac@tandr.ky

Greenlight Capital Re, Ltd.

802 West Bay Road

The Grand Pavilion

P.O. Box 31110

Grand Cayman KY1-1205

Cayman Islands

Dear Sirs,

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 2 July 2007 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 2,000,000 Class A Ordinary Shares of par value US$0.10 each (the “Shares”) of Greenlight Capital Re, Ltd. (the “Company”) issuable under the Company’s Amended & Restated 2004 Stock Incentive Plan (the “Plan”).

For the purposes of giving this opinion, we have examined the following documents:

(i)

the Certificate of Incorporation of the Company dated 13 July 2004 (the “Certificate of Incorporation”);

(ii)

the Amended and Restated Memorandum and Articles of Association of the Company adopted by Special Resolution passed on 14 February 2007 (the “Memorandum & Articles of Association”);

(iii)

a Certificate of Good Standing dated 30 May 2007 issued by the Registrar of Companies;

(iv)

Minutes of Meeting of the Directors of the Company dated 6, August 2004, 15 August 2005, 5 October 2006, 14 November 2006, 8 January 2007 and  4 May 2007 (the “Minutes”);

(v)

the statutory registers of the Company maintained at its registered office in the Cayman Islands;

STRATHVALE HOUSE • P.O. BOX 2636 GEORGE TOWN • GRAND CAYMAN, CAYMAN ISLANDS

TEL: (345) 943-5555 • FAX: (345) 943-9999 • EMAIL: info@tandr.ky • WEBSITE: www.tandr.ky

Turner & Roulstone

2 July 2007

(vi)

correspondence from the Cayman Islands Monetary Authority (“CIMA”) whereby CIMA granted certain permissions relating to, inter alia, the issue and subsequent transfer of the Shares;

(vii)

the Registration Statement;

(viii)

the Plan; and

(ix)

such other documents as we have deemed necessary to render the opinions set forth below.

We have assumed:

(a)

that the copies of the statutory registers of the Company provided to us by the Registered Office remain up-to-date and reflect all matters required by law and the Memorandum and Articles of Association to be recorded therein;

(b)

the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

(c)

the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals from which such copies were made;

(d)

that the Company will receive money or money’s worth for each Share when issued of not less than the par value thereof;

(e)

at the time of issue of the Shares CIMA will not have revoked or amended its consent to the issue of the Shares;

(f)

the meetings of the Directors of the Company to which the Minutes relate were duly convened and held and that the resolutions of the Directors detailed in the Minutes remain in full force and effect and have not been rescinded or amended;

(g)

the agreements entered in to in accordance with the terms of the Plan (“Plan Agreements”) will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands);

(h)

the power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Plan Agreements;

(i)

that all preconditions to the obligations of the parties to the Plan Agreements will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the said Plan Agreement;

(j)

that the Company will have sufficient authorised but unissued share capital to issue the Shares to be issued pursuant to the Plan Agreements at the times contemplated by the Plan Agreements; and

(k)

that there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth below.

Turner & Roulstone

2 July 2007

To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

Based on and subject to the foregoing and having regard to such legal considerations as we deem relevant, we are of the opinion that under, and subject to, the laws of the Cayman Islands:

1.

The Company is an exempted limited company duly incorporated, validly existing and in good standing (meaning solely that it has not failed to make any filing with, or pay any fee to, the Registrar of Companies of the Cayman Islands which would make it liable to be struck from the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.

When issued and paid for in accordance with the Plan Agreements contemplated by the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.  This opinion is given solely for your benefit in relation to the transactions contemplated by the Registration Statement and may not be relied upon by any other person without our prior written consent.  We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under the Securities Act.

Yours faithfully

/s/ Turner & Roulstone

TURNER & ROULSTONE